Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

GAINSCO, INC.:

We consent to the incorporation by reference in the registration statement (No. 333-129678 and 333-33590) on Form S-8 of GAINSCO, INC. of our report dated March 28, 2008, with respect to the consolidated balance sheet of GAINSCO, INC. as of December 31, 2007, and the related consolidated statements of operations, shareholders’ equity and comprehensive loss, and cash flows for the year ended December 31, 2007, and all related financial statement schedules, which report appears in the December 31, 2007 annual report on Form 10-K of GAINSCO, INC.

/s/ KPMG LLP
KPMG LLP

Dallas, Texas

March 27, 2009